STOCK OPTION AGREEMENT

                       This Stock Option Agreement is entered into as of
             this ___ day of April, 1989 between Charles R. Schwab ("Seller") and David S. Pottruck ("Holder").

                       1. Purchase and Sale of Option. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Holder and Holder agrees to purchase from Seller, for the sum of $15.00 and other good and valuable consideration, receipt of which is acknowledged hereby, an irrevocable option (the "Option") to purchase 100,000 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), of The Charles Schwab Corporation (the "Company") together with the registration rights (the "Registration Rights") relating to the Shares pursuant to that certain Registration Rights and Stock Restriction Agreement dated as of March 31, 1987 between Seller and the Company (the "Registration Rights Agreement"), to the extent that the transfer of such rights is permitted pursuant to Section 8 thereof. The aggregate purchase price for the Shares and the Registration Rights shall be $1,000,000, the price per share being $10.00 (the "Purchase Price"). Notwithstanding the foregoing, it is a condition to the obligations of the Seller under this Agreement that the Company's consent to the transfer of the Shares pursuant to Section 2 of the Registration Rights Agreement has been obtained at or before the Closing.

                       2. Vested and Unvested Shares. As of the date hereof, all Shares underlying the Option are deemed to be "Unvested." Shares underlying the Option will be or become "Vested" according to the following schedule: on April 1 of each year after the date of grant of the Option, one fourth (1/4) of the Shares underlying the Option will be deemed "Vested." Notwithstanding the foregoing, prior to April 1, 1993, Seller may terminate the vesting process by delivering a written notice of such termination to Holder no less than 30 days prior to any anniversary date on which shares shall become Vested pursuant to this paragraph. The vesting process also will be terminated in the event of Seller's death or permanent disability. For this purpose, "permanent disability" will mean the reasonable determination by Seller's physician that he has an illness or incapacity that has disabled, or will disable, him from rendering his normal services to the Company and its subsidiaries for a period of more than six (6) consecutive months in any consecutive twelve (12) month period. In the event that the vesting process is terminated, all Unvested Shares will remain Unvested Shares and no further Shares will become Vested, provided however that if the vesting process is terminated by Seller's death or permanent disability, the Shares that would



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             have become Vested on the next anniversary date will be
             deemed immediately Vested.

                       3.   Exercise of Stock Option.

                            (a)  Term.  The Option may be exercised to
             purchase Vested Shares, subject to the other terms and conditions of this Agreement, during the period beginning on April 1, 1993 and ending on March 31, 1998 (the "Exercise Period"), provided that the Option will not be exercisable for a period of seven (7) months following the date of any written notice from Seller to Holder that Seller intends to purchase shares of the Company's common stock, and provided further that the Seller may place such restrictions on exercise, resale or otherwise as he deems appropriate in order to satisfy applicable securities laws. In no event may the Option be exercised to purchase Unvested Shares.

                       Notwithstanding the foregoing, beginning on
             April 1, 1994 and continuing with April 1 of each year during the Exercise Period, if the fair market value (as defined below) of a share of Common Stock exceeds the Purchase Price per Share for a period of at least twenty (20) consecutive business days during the preceding year and the Option was otherwise exercisable during such period, the Option, if not exercised, will lapse and cease to be exercisable as to one fifth (1/5) of the total number of Shares deemed Vested at the beginning of the Exercise Period. In no event may the Option be exercised after April 1, 1998.

                            (b)  Notice of Exercise.  Provided that the
             Option is exercisable hereunder, the Option may be exercised by delivering to Seller a written notice of exercise in the form attached hereto as Exhibit A (the "Exercise Notice").

                            (c)  Closing.  The purchase and sale of the
             Shares upon exercise of the Option will take place concurrently with the execution and delivery of the Exercise Notice, or at such other time as is agreed upon and confirmed in writing by the Seller and Holder, provided that each of the following conditions has been satisfied:

                                 (a)  the representations and warranties
             made by the Holder in the Exercise Notice shall be true and correct in all material respects when made and as of the Closing;

                                 (b)  the Holder shall have delivered to
             the Company an executed Registration Rights and Stock Restriction Agreement in the form attached hereto as Exhibit B relating to the Shares, and all such other




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             documents as the Company has requested as a condition to its consent to the transfer of the Shares;

                                 (c)  the Company shall have consented to
             the transfer of the Shares pursuant to Section 2 of the Registration Rights Agreement; and

                                 (d)  the Company shall have consented to
             the transfer of the Registration Rights, if required pursuant to Section 8 of the Registration Rights Agreement.

             At the Closing, the Holder will deliver to the Seller the Purchase Price, in cash, and the Seller will deliver to Holder an executed Assignment of the Registration Rights in the form attached hereto as Exhibit C. Concurrently, the Seller will deliver to the transfer agent for the Common Stock all such documents or instruments, including stock powers, as are required to effect a transfer to Holder of the Shares purchased.

                       4. Investment Representation. Seller may require Holder or his legal representative, heir, legatee or distributee, as a condition of exercising the Option, to give written assurance satisfactory to Seller to the effect that such person is acquiring the Shares for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and that such person is an "accredited investor" within the meaning of Regulation D. Unless a Registration Statement under the Securities Act of 1933, as amended, is in effect with respect to the Shares issuable upon exercise of the Option, the exercise of the Option shall be conditioned upon the determination by Seller, in his sole discretion, that the exercise is in compliance with all applicable federal and state securities laws.

                       5. No Rights as Shareholder. Neither the Holder nor his legal representative, heir, legatee or distributee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option unless and until such person has exercised the Option pursuant to the terms hereof.

                       6. No Transfer. The Option shall be transferable only by will or by the laws of descent and distribution. During the lifetime of the Holder, only the Holder may exercise the Option.

                       7. No Exercise after Expiration. In no event may the Option be exercised by anyone after the expiration of the term of the Option established pursuant to paragraph 3(a) hereof.



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                       8.   Restrictions on Transfer.  By accepting the
             Options and/or Shares under this Agreement, Holder represents, warrants and agrees as follows:

                            (a)  Commissioner of Corporations.  Holder
             understands that transfer of the Shares may be restricted in accordance with Section 260.141.11 of the rules of the California Commissioner of Corporations (to the extent applicable), a copy of which is attached hereto.

                            (b)  Securities Act of 1933.  Holder further
             understands that the Option and Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and that the Option and Shares, when and if obtained, are not freely tradeable and must be held indefinitely unless registered under the Act or an exemption from such registration is available. Holder understands that neither Seller or the Company is under any obligation to register the Option or Shares. Holder further understands that although an exemption from registration may be available pursuant to Rule 144 promulgated under the Act by the Securities and Exchange Commission, satisfaction of a number of conditions is required to make a sale under that exemption, and that, even if Rule 144 is applicable in whole or in part, in no event may Holder sell the Shares to the public under such Rule prior to the expiration of a two-year period after purchase, that any such sales must be limited in amount and that sales can only be made in full compliance with the provisions of the Rule. Holder understands that Rule 144 contains specific requirements that there be available to the public certain information with respect to the Company's business and financial affairs, and that the Company may not be in compliance with the information requirements of the Rule at any given time. Holder acknowledges that there is no assurance that the requirements will be met at the time Holder may want to make sales pursuant to the Rule.

                       Holder represents that, upon exercise of the
             Option, Holder will be purchasing the Shares for Holder's own account and not with a view to distribution within the meaning of the Act, other than as may be effected in compliance with the Act and rules and regulations promulgated thereunder. No one else has any beneficial interest in the Shares. Holder has no present intention of disposing of the Shares at any particular time or for any particular price and is not aware of any particular occasion, event or circumstance upon the occurrence of which Holder intends to dispose of the Shares. Holder understands that the Seller will rely upon the truth and accuracy of these representations in transferring the Shares without first registering them under the Act.




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                       9.   Compliance with Law.  Despite anything to the
             contrary herein, Shares may be sold pursuant to this Agreement or by Holder only after there has been compliance with all applicable federal and state securities laws, and all offers will be subject to this overriding condition. The Seller will not be required to register or qualify Shares with the Securities and Exchange Commission or any State agency.

                       10. Fair Market Value. If the Common Stock of the Company is not publicly traded as of a particular date, fair market value may be computed by any method the Seller believes in good faith will reflect the fair market value of the Common Stock on such day. During such time as the Common Stock is publicly traded but not listed upon an established stock exchange, the fair market value per share of Common Stock shall be the last sale price on the relevant date as reported on the National Market System, or, if such shares are not reported on the National Market System but quotations are reported on the National Association of Securities Dealers Automated Quotations System, the average of the bid and asked prices on the relevant date, in either event as such price quotes are listed in The Wall Street Journal, Western Edition (or if not so reported in The Wall Street Journal any other listing service or publication known to the Seller). If the Common Stock is listed on an established stock exchange or exchanges, such fair market value shall be deemed to be the closing price of the Common Stock on the largest such stock exchange upon which such shares are listed on the relevant date.

                       11.  Adjustments Upon Changes in the Common Stock.

                            (a) In the event that (i) the Common Stock is changed by a stock split, reverse stock split, recapitalization or other change in the capital structure of the Company, (ii) the outstanding number of shares of stock of the Company is increased through payment of a stock dividend, or (iii) prior to the exercise of the Option, Seller, as the owner of the Shares underlying the Option becomes entitled to new, additional or different securities as a result of an exchange for other securities in the Company or in another corporation by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, proportionate adjustments will be made to the number of Shares underlying the Option and the Purchase Price.

                            (b)  In the event of a dissolution or
             liquidation of the Company, Seller shall have the discretion and power to shorten the time over which the Option may be exercised or the time over which Shares are deemed "Vested"



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             under paragraph 2 of this Agreement, notwithstanding the
             provisions of this Agreement.

                            (c) In the event of a merger or consolidation or other reorganization as a result of which Seller is not a controlling person of the surviving corporation, the Option shall be exercisable only prior to such merger, consolidation or other reorganization.

                       12. Shares Available. Seller shall at all times during the term of this Agreement keep available and free from encumbrance, lien or other hypothecation the number of Shares subject to purchase upon exercise of the option contained herein.

                       13. Notices. Any notice or other communication to be given hereunder by any party to another shall be in writing and delivered personally or sent by certified mail, postage prepaid, as follows:

                       SELLER:

                            Charles R. Schwab
                            [Address deleted]

                       BUYER:

                            David S. Pottruck
                            [Address deleted]

             or to such other persons or addresses as may be designated from time to time in writing by the parties.

                       14.  Miscellaneous.

                            (a)  This Agreement will be governed by and
             construed in accordance with the laws of the State of California, as applied to agreements made and wholly performed within the State of California.

                            (b)  This Agreement constitutes the entire
             agreement of the parties concerning the subject matter hereof and supersedes all prior agreements with respect thereto. This Agreement may be modified, amended or supplemented only by a writing executed by the parties hereto.

                            (c) This Agreement will survive the death or disability of the Seller or Holder and will be binding upon and inure to the benefit of their respective heirs, executors, administrators and assigns.
                            (d)  The representations and warranties
             contained in this Agreement will survive the execution and



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             delivery of this Agreement and delivery of the Shares and
             payment therefor.

                            (e)  In the event of any litigation between
             Seller and Holder concerning this Agreement or the rights, duties, or obligations of either Seller or Holder in relation thereto, the prevailing party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for attorneys' fees in that litigation. This sum shall be fixed by the court as part of the costs of the litigation or in a separate action brought for that purpose.

                            (f) The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of the other provisions or portions hereof.

                            (g)  Any party hereto may, by written notice
             to the other, (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other, (ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the covenants of the other contained in this Agreement, and (iv) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement will not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

                            (h)  Each party hereto will, whenever and as
             often as requested to do so by another party hereto, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, delivered, filed, or recorded, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, instruments, and assurances as such other party may reasonably request in order to carry out fully the terms and provisions of this Agreement.

                            (i) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                       IN WITNESS WHEREOF, the undersigned have executed
             this Agreement as of the date first above written.




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                                           SELLER:




                                           Charles R. Schwab



                                           HOLDER:




                                           David S. Pottruck








































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                                                                 Exhibit A

                              NOTICE OF EXERCISE OF OPTION


             TO:  Charles R. Schwab

                       I, ____________________, the holder of the Option
             granted pursuant to that certain Stock Option Agreement dated as of April __, 1989 between Charles R. Schwab and David S. Pottruck (the "Option Agreement"), hereby irrevocably elect to exercise the purchase rights represented by such Option, and to purchase thereunder ________________________ shares (the "Shares") of the common stock of The Charles Schwab Corporation (the "Company") and agree to deliver to you payment therefor, in cash, at a Closing to take place concurrently with the execution and delivery of this notice or at such other time as is agreed upon and confirmed in writing by us.

                       I further represent, warrant and agree as follows:

                       (a)  The representations, warranties and
             acknowledgements contained in paragraph 8(b) of the Option Agreement are incorporated herein by this reference and are made by me for your benefit as if fully set forth herein.

                       (b)  I have such knowledge and experience in
             financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision. I and my professional advisors, if any, have been given the opportunity to ask questions of, and receive answers from, you and the Company's officers concerning the Company, and to obtain any additional information, to the extent such officers possess such information or can acquire it without unreasonable effort or expense, necessary to evaluate the merits and risks of an investment in the Shares.

                       (c) I have been advised to consult with my her own professional advisors, including tax or legal advisors, regarding investment in the Shares.





             Dated:_____________
                                                 (Signature)






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             Instructions for Issuance of Share Certificate:


             Name (please print):     __________________________________

             Mailing Address:         __________________________________
                                      __________________________________
                                      __________________________________
             Taxpayer ID or Social
                 Security Number:     __________________________________













































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